NEWS RELEASE

Contact:	Donald P. Hileman
President and CEO
(419) 782-5104
dhileman@first-fed.com

For Immediate Release	Exhibit 99.1

FIRST DEFIANCE FINANCIAL CORP. ANNOUNCES APPOINTMENT

OF CHARLES D. NIEHAUS TO ITS BOARD OF DIRECTORS

DEFIANCE, OHIO (July 22, 2014) – First Defiance Financial Corp. (NASDAQ: FDEF), the holding company for First Federal Bank of the Midwest and First Insurance Group, today announced that Charles D. Niehaus has been appointed to the Company’s Board of Directors and First Federal Bank Board of Directors, effective as of July 21, 2014, filling the seat left vacant by the retirement of Thomas A. Voigt. Currently, Niehaus is Managing Partner at Niehaus & Associates, Ltd., Toledo, Ohio. Niehaus has represented corporate and business clients for over twenty years on a wide range of business issues including the representation of financial institutions in formation, acquisitions, shareholder matters, commercial lending, bank litigation and regulatory compliance.

“We are delighted to have Mr. Niehaus join our Board,” said William J. Small, Chairman of the Board of First Defiance. “He brings extensive experience in the legal and financial services areas and will undoubtedly provide valuable guidance and insight with respect to our strategy and compliance.”

Niehaus is a member of the Toledo Bar Association, Ohio State Bar Association, and American Bar Association. He received his Juris Doctorate from The University of Toledo Law School and Bachelor of Science in Civil Engineering from Lawrence Technological University.

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About First Defiance Financial Corp.

First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance Group. First Federal operates 32 full service branches and 42 ATM locations in northwest Ohio, southeast Michigan and northeast Indiana. First Insurance Group is a full-service insurance agency with five offices throughout northwest Ohio.

For more information, visit the company’s Web site at www.fdef.com.